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AMENDMENT NO. 1 (this “Amendment”), dated as of November 25, 2013, between Hertz Vehicle Financing LLC, a special purpose limited liability company established under the laws of Delaware (“HVF”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (in such capacity, the “Trustee”) to the Series 2013-1 Supplement, dated as of January 23, 2013 (as the same may be amended, modified, restated or supplemented from time to time in accordance with the terms thereof, the “Series 2013-1 Supplement”), between HVF and the Trustee, to the Fourth Amended and Restated Base Indenture, dated as of November 25, 2013 (as the same may be supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, the “Base Indenture”), between HVF and the Trustee.
WITNESSETH:
WHEREAS, HVF and the Trustee wish to amend the Series 2013-1 Supplement as herein set forth;
WHEREAS, with the satisfaction of the Rating Agency Condition with respect to the Series 2013-1 Notes and the satisfaction of certain other conditions, Article XII of the Base Indenture and Section 6.9 of the Series 2013-1 Supplement permit HVF and the Trustee to effect certain amendments to the Series 2013-1 Supplement;
NOW, THEREFORE, based upon the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:
AGREEMENTS
1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Base Indenture or, if not defined therein, the Series 2013-1 Supplement.
2.     Amendments to the Series 2013-1 Supplement.
(a)    The defined term “Class A/B Required Enhancement Amount” shall be deleted in its entirety and replaced with the following:
"Class A/B Required Enhancement Amount" means, as of any date of determination, the sum of (i) the product of (x) the Class A/B Required Enhancement Percentage as of such date and (y) the Class A/B Adjusted Principal Amount as of such date, (ii) the product of (A) the sum of the Net Book Value of each Eligible Vehicle that is subleased by Hertz to Simply Wheelz LLC (d/b/a Advantage Rent a Car) pursuant to the Advantage Sublease as of such date, (B) the Series 2013-1 Percentage as of such date, and (C) 0.10, and (iii) the Class A/B Required Incremental Enhancement Amount as of such date; provided, however, that, as of any date of determination after the occurrence of a Series 2013-1 Limited Liquidation Event of Default, the Class A/B Required Enhancement Amount shall equal the lesser of (x) the Class A/B Adjusted Principal Amount as of such date and (y) the sum of (1) the product of the Class

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A/B Required Enhancement Percentage as of such date of determination and the Class A/B Adjusted Principal Amount as of the date of the occurrence of such Series 2013-1 Limited Liquidation Event of Default, (2) the product of (A) the sum of the Net Book Value of each Eligible Vehicle that is subleased by Hertz to Simply Wheelz LLC (d/b/a Advantage Rent a Car) pursuant to the Advantage Sublease as of such date of determination, (B) the Series 2013-1 Percentage as of such date, and (C) 0.10, and (3) the Class A/B Required Incremental Enhancement Amount as of such date.

(b)    The following defined term shall be inserted in its entirety after the defined term “Adjusted Aggregate Asset Amount” and prior to the defined term “Applicable Procedures”:
“Advantage Sublease” means that certain Master Motor Vehicle Operating Sublease Agreement, dated as of December 12, 2012, by and between Hertz, as lessor, and Simply Wheelz LLC (d/b/a Advantage Rent a Car), a Delaware limited liability company, as lessee, as the same may be amended, restated, supplemented or otherwise modified from time to time.
3.     Effectiveness. This Amendment shall be effective upon delivery of executed signature pages by all parties hereto and satisfaction of the Rating Agency Condition with respect to the Series 2013-1 Notes.
4. Reference to and Effect on the Series 2013-1 Supplement; Ratification.
(a) Except as specifically amended above, the Series 2013-1 Supplement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.
(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Series 2013-1 Supplement, or constitute a waiver of any provision of any other agreement.
(c) Upon the effectiveness hereof, each reference in the Series 2013-1 Supplement to “Series 2013-1 Supplement”, “hereto”, “hereunder”, “hereof” or words of like import referring to the Series 2013-1 Supplement, and each reference in any other Related Document to “the Series 2013-1 Supplement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Series 2013-1 Supplement, shall mean and be a reference to the Series 2013-1 Supplement as amended hereby.
5.     Counterparts; Facsimile Signature. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Any signature page to this Amendment containing a manual signature may be delivered by facsimile transmission or other electronic communication device capable of transmitting or creating a printable

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written record, and when so delivered shall have the effect of delivery of an original manually signed signature page.
6.     Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.
7. Headings. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions thereof.
8. Severability. The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
9. Interpretation. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
10. Trustee Not Responsible. The Trustee shall not be responsible for the validity or the sufficiency of this Amendment nor for the recitals herein.
11. Indemnification. HVF hereby reaffirms its indemnification obligation in favor of the Trustee pursuant to Section 10.11 of the Base Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.
HERTZ VEHICLE FINANCING LLC

By: /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By: /s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President